Exhibit 99.1

March 17, 2008 — Frequently Asked Questions and Answers — (FAQ’s)

From time to time, Investor Relations will provide FAQs on various topics of interest. The following is a compilation of recent FAQs.

Q	What are the IMS prescription volumes for VYTORIN and ZETIA?
A	U.S. Total Prescription Volume (000’s)

	January 2008	February 2008
Cholesterol Management Market	20,363	18,947
Total Merck/Schering-Plough Franchise	3,194	2,773
VYTORIN	1,832	1,597
ZETIA	1,362	1,176
Source: IMS’ National Prescription Audit Plus (NPA+)

Since the announcement of top-line results of the ENHANCE trial, IMS prescription data in the U.S. show that to date in 2008 prescriptions for VYTORIN and ZETIA have declined. Although the prescription data have shown some early signs of stabilization, there are limitations to this prescription data and it is too early to discern any trends from this data. It is likely that there will be fluctuations in IMS reported prescription volumes for VYTORIN and ZETIA before any trend can be identified. The Company believes that wholesalers, retail chains and other trade buyers are likely to respond to these fluctuations by changing their buying patterns or reducing their inventory levels.

It is too early to determine the business and financial impact of these lower prescription volumes for 2008 or longer term. However, first quarter 2008 Merck/Schering-Plough cholesterol joint venture sales of VYTORIN and ZETIA in the U.S. will likely be negatively impacted. Schering-Plough accounts for the joint venture under the equity method.

Q	Has pediatric exclusivity been granted for ZETIA and VYTORIN?
A	Yes, in February the Food & Drug Administration granted pediatric exclusivity for ZETIA and VYTORIN. The pediatric exclusivity will add 6-months of exclusivity to the patents, i.e., to April 25, 2017 for the composition of matter patent.

Q	When do you expect the FDA to finish its review of sugammadex?

A	Sugammadex was filed with regulatory authorities in the U.S., EU and Japan in 2007.
The U.S. Food & Drug Administration (FDA) has assigned priority review status to the company’s New Drug Application (NDA) for sugammadex.

On March 11, 2008, the FDA Advisory Committee on Anesthetics and Life Support recommended sugammadex for approval. After reviewing data on the safety and efficacy of the medication, the committee unanimously recommended approval of the company’s application for marketing.

The company was informed recently that the FDA has extended the review clock for the sugammadex NDA by three months to allow FDA time to review the clinical trial report for the hypersensitivity study that was submitted with the 120-day safety update. As a result, the new action date for sugammadex will be extended until the third quarter of 2008.

Sugammadex is specifically designed to reverse the effects of certain muscle relaxants, marketed in the United States as
ZEMURON(R) (rocuronium bromide) and vecuronium bromide. Muscle relaxants are used as part of general anesthesia during surgical procedures. If approved, sugammadex will be the first in a new class of drugs known as selective relaxant binding agents that work in an entirely new and unique way to rapidly and predictably reverse any depth of muscle relaxation induced by rocuronium and vecuronium by encapsulating the muscle relaxant molecule and rendering it inactive.

Q	Has Schering-Plough submitted any late-breaker abstracts for the EASL meeting?

A	The following abstracts were submitted for late-breaker presentation at the European Association for the Study of the Liver (EASL) meeting, which is scheduled for April 23-27, 2008.

1. Final Results of the IDEAL (Individualized Dosing Efficacy Versus Flat Dosing to Assess OptimaL Pegylated IFN Therapy) Phase IIIb Study.

2. Interim Results from HCV SPRINT-1: Phase 2 study of Boceprevir Plus PEGINTRON (Peginterferon alfa-2b)/Ribavirin in Treatment-Naïve Subjects with Genotype-1 chronic Hepatitis C.

3. Sustained Viral Response is Dependent on Baseline Characteristics in the Retreatment of Previous Alfa Interferon/Ribavirin Nonresponders: Final Results from the EPIC 3 Program.

Late-breaker abstracts that are accepted for presentation are expected to be announced by EASL on approximately March 24, 2008.

DISCLOSURE NOTICE: The information in the frequently asked questions included in this 8-K, and in other written and oral statements about Schering-Plough and its business made by Schering-Plough or its officers from time to time, includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prescription trends for VYTORIN and ZETIA, the timing of regulatory reviews and approvals, and the timing of the presentation of clinical data.

Forward-looking statements relate to expectations or forecasts of future events. Schering-Plough does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Schering-Plough’s forward-looking statements, including market forces; economic factors; product availability; patent and other intellectual property protection; current and future branded, generic or over-the-counter competition; the timing and outcomes of the regulatory process; and prescriber and patient reaction to data obtained from post-marketing clinical trials and media reaction to such data, among other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Part I, Item 1A. “Risk Factors” in Schering-Plough’s 2007 10-K/A, filed March 3, 2008.